Administaff, Inc.

Exhibit 99.1

ADMINISTAFF ANNOUNCES FIRST QUARTER RESULTS

HOUSTON - May 1, 2007 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced first quarter net income of $8.4 million or $0.30 per diluted share. In the 2006 period the company reported net income of $10.5 million or $0.37 per diluted share.

“We made substantial progress on several long-term initiatives during the quarter, in spite of results being below our expectations,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “We completed our analysis of the mid-market opportunity, enhanced our recruiting services, and secured a very favorable three-year extension to our UnitedHealthcare agreement.”

Revenues for the first quarter of 2007 increased 13.1% over the 2006 period to $407.8 million. This increase was due to a 9.2% increase in the average number of worksite employees paid per month, while revenues per worksite employee per month increased 3.5% to $1,296 compared to $1,252 in the 2006 period.

Gross profit was consistent with the first quarter of 2006 at $68.1 million. The average gross profit per worksite employee per month decreased to $216 in the first quarter of 2007 from $236 in the 2006 period. These results reflect higher than expected healthcare costs, partially offset by better than expected workers’ compensation surplus.

Operating expenses for the quarter increased 8.3% to $58.0 million. Operating expenses on a per worksite employee per month basis decreased 1.1% from $186 in the 2006 period to $184 in the 2007 period.

Operating income for the first quarter of 2007 was $10.0 million, with an average operating income per worksite employee per month of $32 compared to $50 in the 2006 period.

“We generated EBITDA of $16.8 million and ended the quarter with approximately $120.0 million in working capital,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “The strength of our current balance sheet and expected future cash flow put us in a position to support our long-term operating plan, while returning value to shareholders through share repurchases and quarterly dividends.”

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the second quarter and full year 2007 and answer questions from investment analysts. To listen in, call 800-573-4840 and use passcode 71124700. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance for the second quarter and full year 2007 will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 22377284, for two weeks after the call. The webcast will be archived for one year.

Administaff, Inc.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 43 sales offices in 22 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations, including but not limited to the California State Unemployment Tax matter; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Cash and cash equivalents	$141,001	$148,416
Restricted cash	36,643	37,405
Marketable securities	90,525	85,617
Accounts receivable	126,013	122,723
Prepaid expenses and other current assets	10,796	15,233
Income taxes receivable	—	3,193
Deferred income taxes	3,894	2,492
Total current assets	408,872	415,079

Property and equipment, net	79,273	81,120
Deposits	67,431	59,890
Other assets	5,364	5,426
Total assets	$560,940	$561,515

Liabilities and Stockholders’ Equity
Accounts payable	$3,345	$3,802
Payroll taxes and other payroll deductions payable	121,298	116,926
Accrued worksite employee payroll expense	105,857	94,818
Accrued health insurance costs	4,615	2,824
Accrued workers’ compensation costs	37,973	39,035
Other accrued liabilities	14,722	28,690
Income taxes payable	913	—
Current portion of long-term debt	595	583
Total current liabilities	289,318	286,678

Long-term debt	1,013	1,166
Accrued workers’ compensation costs	40,583	40,019
Deferred income taxes	5,367	5,207
Total noncurrent liabilities	46,963	46,392

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	137,687	135,942
Treasury stock, cost	(66,259)	(55,405)
Accumulated other comprehensive income, net of tax	(126)	(131)
Retained earnings	153,048	147,730
Total stockholders’ equity	224,659	228,445
Total liabilities and stockholders’ equity	$560,940	$561,515

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2007	2006	Change

Operating results:
Revenues (gross billings of $2.275 billion and $1.912 billion less worksite employee payroll cost of $1.867 billion and $1.551 billion, respectively)	$407,758	$360,636	13.1%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	339,691	292,643	16.1%
Gross profit	68,067	67,993	0.1%
Operating expenses:
Salaries, wages and payroll taxes	32,045	28,224	13.5%
Stock-based compensation	1,308	289	352.6%
General and administrative expenses	15,946	15,975	(0.2)%
Commissions	2,919	2,833	3.0%
Advertising	2,102	2,383	(11.8)%
Depreciation and amortization	3,720	3,895	(4.5)%
Total operating expenses	58,040	53,599	8.3%
Operating income	10,027	14,394	(30.3)%
Other income (expense):
Interest income	2,997	2,809	6.7%
Interest expense	(32)	(670)	(95.2)%
Other, net	9	119	(92.4)%
Income before income tax expense	13,001	16,652	(21.9)%
Income tax expense	4,608	6,111	(24.6)%
Net income	$8,393	$10,541	(20.4)%
Diluted net income per share of common stock	$0.30	$0.37	(18.9)%
Diluted weighted average common shares outstanding	28,176	28,383

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2007	2006	Change
Statistical data:
Average number of worksite employees paid per month	104,881	96,006	9.2%
Revenues per worksite employee per month(1)	$1,296	$1,252	3.5%
Gross profit per worksite employee per month	216	236	(8.5)%
Operating expenses per worksite employee per month	184	186	(1.1)%
Operating income per worksite employee per month	32	50	(36.0)%
Net income per worksite employee per month	27	37	(27.0)%

(1) Gross billings of $7,229 and $6,639 per worksite employee per month, less payroll cost of $5,933 and $5,387 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended March 31,
	2007	2006	Change

Payroll cost (GAAP)	$1,866,759	$1,551,502	20.3%
Less: Bonus payroll cost	(235,995)	(153,727)	53.5%
Non-bonus payroll cost	$1,630,764	$1,397,775	16.7%

Payroll cost per worksite employee (GAAP)	$5,933	$5,387	10.1%
Less: Bonus payroll cost per worksite employee	(750)	(534)	40.4%
Non-bonus payroll cost per worksite employee	$5,183	$4,853	6.8%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended March 31,
	2007	2006

Net income (GAAP)	$8,393	$10,541
Interest expense	32	670
Income tax expense	4,608	6,111
Depreciation and amortization	3,720	3,895
EBITDA	$16,753	$21,217

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll, adjusted net income and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll, adjusted net income and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Administaff, Inc.

Administaff includes non-bonus payroll, adjusted net income and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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